Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Third Quarter 2018 Results

NEW YORK, NY, October 31, 2018 - Urban Edge Properties (NYSE:UE) (the "Company") today announced its results for the quarter ended September 30, 2018.

Financial Results(1)(2)

•	Generated net income of $26.9 million, or $0.21 per diluted share, for the quarter and $109.7 million, or $0.86 per diluted share, for the nine months ended September 30, 2018.

•
Generated Funds from Operations applicable to diluted common shareholders ("FFO") of $48.5 million, or $0.38 per share, for the quarter compared to $40.0 million, or $0.32 per share, for the third quarter of 2017 and $132.2 million, or $1.04 per share, for the nine months ended September 30, 2018 compared to $152.1 million, or $1.32 per share, for the nine months ended September 30, 2017.

•
Generated FFO as Adjusted of $41.9 million, or $0.33 per share, for the quarter compared to $41.9 million, or $0.34 per share, for the third quarter of 2017 and $124.7 million, or $0.98 per share, for the nine months ended September 30, 2018 compared to $115.8 million, or $1.00 per share, for the nine months ended September 30, 2017.

•
FFO as Adjusted for the quarter excludes the $7.0 million net impact of Toys "R" Us lease terminations resulting from $16.5 million of income for the write-off of below market intangible liabilities partially offset by a $9.5 million lease termination payment, a $2.2 million gain on sale of land, $1.9 million of executive transition costs and $0.4 million of transaction costs. FFO as Adjusted for the nine months ended September 30, 2018 excludes the factors above as well as a $1.9 million net expense from the Toys "R" Us lease terminations, $2.5 million gain on extinguishment of debt, a $0.7 million hurricane related casualty gain and $0.6 million of environmental remediation costs.

Operating Results(1)

•
Increased same-property cash Net Operating Income ("NOI") including properties in redevelopment by 2.2% compared to the third quarter of 2017 and by 1.9% compared to the nine months ended September 30, 2017. Third quarter and nine months ended September 30, 2018 results were negatively impacted by 150 basis points and 70 basis points, respectively, as a result of Toys "R" Us store closures.

•
Increased same-property cash NOI excluding properties in redevelopment by 0.7% over the third quarter of 2017 and by 1.2% compared to the nine months ended September 30, 2017. Third quarter and nine months ended September 30, 2018 results were negatively impacted by 140 basis points and 60 basis points, respectively, as a result of Toys "R" Us store closures.

•
Reported same-property retail portfolio occupancy of 95.2%, a decrease of 140 basis points compared to September 30, 2017, which includes a 170 basis point decline attributable to the Toys "R" Us vacancies.

•
Reported consolidated retail portfolio occupancy of 94.4%, a decrease of 140 basis points compared to September 30, 2017, which includes a 180 basis point decline attributable to the Toys "R" Us vacancies.

•
Executed 39 new leases, renewals and options totaling 429,000 square feet ("sf") during the quarter. Same-space leases totaled 410,000 sf and generated average rent spreads of 19.9% on a GAAP basis and 6.1% on a cash basis.

Toys "R" Us
The Company views the Toys "R" Us bankruptcy as an opportunity to upgrade its spaces with more vibrant retailers and to redevelop certain centers. The Company previously had nine Toys "R" Us leases comprising approximately 400,000 sf that paid an average base rent of $13 per sf, significantly below our estimate of current market rent.
The status of the nine leases is as follows:

•	One lease was assumed by Raymour & Flanigan.

•	The Company paid $15.5 million to recapture the leases at Bruckner Commons and Hudson Mall to accelerate the redevelopment of each property.

•	The Company is actively negotiating letters of intent with national value retailers for four vacancies.

•	Two vacancies are being marketed.

Development, Redevelopment and Anchor Repositioning Activity
During the third quarter, the Company completed two redevelopment projects totaling $20.2 million at The Outlets at Montehiedra Town Center in Puerto Rico and Lawnside Commons in New Jersey, which are expected to generate an unleveraged yield of 12%.

The Company also commenced three new redevelopment projects with estimated gross costs of $15.9 million expected to generate an unleveraged yield of 9%. The projects include (i) expanding Kearny Commons by 22,000 sf to accommodate Ulta, Starbucks and other tenants, (ii) repurposing 82,000 sf of vacant basement space at The Plaza at Woodbridge into a self-storage facility, and (iii) converting a former sit-down restaurant at Mt. Kisco Commons into Chipotle and another quick service restaurant.

The Company has $202 million of active redevelopment projects under way expected to generate a 7% unleveraged yield. Approximately $74 million of that amount remains to be funded.

Balance Sheet Highlights at September 30, 2018(1)(3)(4)

•	Total market capitalization of approximately $4.4 billion comprised of 127.1 million fully-diluted common shares valued at $2.8 billion and $1.6 billion of debt.

•	Net debt to total market capitalization of 25%.

•	Net debt to Adjusted Earnings before interest, tax, depreciation and amortization for real estate ("EBITDAre") of 4.7x.

•	$465.6 million of cash and cash equivalents, including restricted cash, and no amounts drawn on the $600 million revolving credit facility.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail.
(2) Refer to page 8 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter and nine months ended September 30, 2018.
(3) Refer to page 10 for a reconciliation of net income to EBITDAre and annualized Adjusted EBITDAre for the quarter and nine months ended September 30, 2018.
(4) Net debt as of September 30, 2018 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $465.6 million.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:

•
FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("NAREIT") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated real estate assets, impairments on depreciable real estate, rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminish predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.

•
FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

•
Cash NOI: The Company uses cash NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes cash NOI is useful to investors as a performance measure because, when compared across periods, cash NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from operating income or net income. The Company calculates cash NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for the following items: lease termination fees, bankruptcy settlement income, non-cash rental income and ground rent expense, and income or expenses that we do not believe are representative of ongoing operating results, if any.

•
Same-property Cash NOI: The Company provides disclosure of cash NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared totaling 83 properties for the three months ended September 30, 2018 and 2017 and 75 properties for the nine months ended September 30, 2018 and 2017. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or under contract to be sold during the periods being compared. As such, same-property cash NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition or disposition of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of cash NOI on a same-property basis adjusted to include redevelopment properties. Same-property cash NOI may include other adjustments as detailed in the Reconciliation of Net Income to cash NOI and same-property cash NOI included in the tables accompanying this press release.

•
EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by NAREIT's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes in various ratios, provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of September 30, 2018, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.

The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics

The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics are used by the Company and are useful to investors in facilitating an understanding of the operational performance for our properties.

Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and includes leases signed, but for which rent has not yet commenced. Same-property retail portfolio occupancy includes shopping centers and malls that have been owned and operated for the entirety of the reporting periods being compared totaling 83 properties for the three months ended September 30, 2018 and 2017 and 75 properties for the nine months ended September 30, 2018 and 2017. Occupancy metrics presented for the Company's same-property retail portfolio excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold, or under contract to be sold during the periods being compared.

Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease with comparable gross leasable area.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 88 properties totaling 16.3 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained in this Press Release constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. You can find many of these statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this Press Release. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict; these factors include, among others, the Company's ability to complete its active development, redevelopment and anchor repositioning projects, the Company's ability to pursue, finance and complete acquisition opportunities, the Company's ability to engage in the projects in its planned expansion and redevelopment pipeline, the Company's ability to achieve the estimated unleveraged returns for such projects and acquisitions, the estimated remediation and repair costs related to natural disasters at the affected properties and the loss of or bankruptcy of a major tenant and the impact of any such event. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of our Annual Report on Form 10-K for the year ended December 31, 2017 and the other documents filed by the Company with the Securities and Exchange Commission.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this Press Release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this Press Release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2018	2017
ASSETS
Real estate, at cost:
Land	$533,859	$521,669
Buildings and improvements	2,132,712	2,010,527
Construction in progress	79,488	133,761
Furniture, fixtures and equipment	6,662	5,897
Total	2,752,721	2,671,854
Accumulated depreciation and amortization	(633,675)	(587,127)
Real estate, net	2,119,046	2,084,727
Cash and cash equivalents	449,307	490,279
Restricted cash	16,269	10,562
Tenant and other receivables, net of allowance for doubtful accounts of $6,485 and $4,937, respectively	28,799	20,078
Receivable arising from the straight-lining of rents, net of allowance for doubtful accounts of $662 and $494, respectively	84,828	85,843
Identified intangible assets, net of accumulated amortization of $38,905 and $33,827, respectively	72,841	87,249
Deferred leasing costs, net of accumulated amortization of $16,043 and $14,796, respectively	21,088	20,268
Deferred financing costs, net of accumulated amortization of $2,508 and $1,740, respectively	2,475	3,243
Prepaid expenses and other assets	16,194	18,559
Total assets	$2,810,847	$2,820,808

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,550,995	$1,564,542
Accounts payable and accrued expenses	70,227	69,595
Identified intangible liabilities, net of accumulated amortization of $64,252 and $65,832, respectively	148,715	180,959
Other liabilities	17,656	15,171
Total liabilities	1,787,593	1,830,267
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 114,175,607 and 113,827,529 shares issued and outstanding, respectively	1,141	1,138
Additional paid-in capital	951,959	946,402
Accumulated deficit	(34,221)	(57,621)
Noncontrolling interests:
Operating partnership	103,937	100,218
Consolidated subsidiaries	438	404
Total equity	1,023,254	990,541
Total liabilities and equity	$2,810,847	$2,820,808

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
REVENUE
Property rentals	$85,949	$69,625	$230,217	$196,831
Tenant expense reimbursements	25,784	23,938	80,678	71,590
Management and development fees	375	369	1,064	1,199
Income from acquired leasehold interest	—	—	—	39,215
Other income	106	169	1,278	831
Total revenue	112,214	94,101	313,237	309,666
EXPENSES
Depreciation and amortization	21,833	20,976	73,544	60,505
Real estate taxes	16,374	15,872	47,736	43,975
Property operating	22,249	11,402	59,408	35,858
General and administrative	9,702	7,025	25,579	22,998
Casualty and impairment loss (gain), net	58	2,170	(1,248)	5,637
Ground rent	2,722	2,891	8,210	7,997
Provision for doubtful accounts	79	575	2,588	1,674
Total expenses	73,017	60,911	215,817	178,644
Operating income	39,197	33,190	97,420	131,022
Gain on sale of real estate	2,185	202	52,625	202
Interest income	2,388	719	5,943	1,182
Interest and debt expense	(16,756)	(14,637)	(48,059)	(41,379)
Gain (loss) on extinguishment of debt	—	—	2,524	(1,274)
Income before income taxes	27,014	19,474	110,453	89,753
Income tax expense	(115)	(318)	(741)	(942)
Net income	26,899	19,156	109,712	88,811
Less net income attributable to noncontrolling interests in:
Operating partnership	(2,688)	(1,967)	(11,041)	(7,431)
Consolidated subsidiaries	(11)	(11)	(34)	(33)
Net income attributable to common shareholders	$24,200	$17,178	$98,637	$81,347

Earnings per common share - Basic:	$0.21	$0.15	$0.87	$0.77
Earnings per common share - Diluted:	$0.21	$0.15	$0.86	$0.77
Weighted average shares outstanding - Basic	113,890	110,990	113,769	104,938
Weighted average shares outstanding - Diluted	114,156	111,260	114,236	115,323

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and nine months ended September 30, 2018 and 2017, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of FFO and FFO as Adjusted.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$26,899	$19,156	$109,712	$88,811
Less net income attributable to noncontrolling interests in:
Operating partnership	(2,688)	(1,967)	(11,041)	(7,431)
Consolidated subsidiaries	(11)	(11)	(34)	(33)
Net income attributable to common shareholders	24,200	17,178	98,637	81,347
Adjustments:
Rental property depreciation and amortization	21,639	20,855	72,969	59,886
Gain on sale of real estate	—	—	(50,440)	—
Real estate impairment loss	—	—	—	3,467
Limited partnership interests in operating partnership	2,688	1,967	11,041	7,431
FFO Applicable to diluted common shareholders	48,527	40,000	132,207	152,131
FFO per diluted common share(1)	0.38	0.32	1.04	1.32
Adjustments to FFO:
Impact of Toys "R" Us, Inc. lease terminations(2)	(6,956)	—	(5,081)	—
Gain on sale of land	(2,185)	(202)	(2,185)	(202)
Tenant bankruptcy settlement income	(27)	(115)	(305)	(628)
Casualty (gain) loss, net(4)	(3)	2,170	(691)	2,170
Executive transition costs(3)	1,932	—	1,932	—
Transaction costs	396	95	396	278
Construction rental abatement	164	—	164	—
Tax impact from hurricane	3	—	229	—
Environmental remediation costs	—	—	584	—
(Gain) loss on extinguishment of debt	—	—	(2,524)	1,274
Income from acquired leasehold interest	—	—	—	(39,215)
FFO as Adjusted applicable to diluted common shareholders	$41,851	$41,948	$124,726	$115,808
FFO as Adjusted per diluted common share(1)	$0.33	$0.34	$0.98	$1.00

Weighted Average diluted common shares(1)	126,709	123,989	126,644	115,654
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three and nine months ended September 30, 2018 and the three months ended September 30, 2017 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common stock. These redeemable units are not included in the weighted average diluted share count for GAAP purposes because their inclusion is anti-dilutive. LTIP and OP units are included for the nine months ended September 30, 2017 as their inclusion is dilutive.
(2) Amount for the three months ended September 30, 2018 reflects the write-off of $16.5 million of below-market intangible liabilities (classified within property rental revenue), partially offset by a $9.5 million lease termination payment (classified within property operating expense). The amount for the nine months ended September 30, 2018 includes the write-off of $21.6 million of below-market intangible liabilities, partially offset by $15.5 million of lease termination payments and $1.0 million of a provision for doubtful accounts for reserves recorded on straight-line rents.
(3) Amount reflects costs associated with hiring a new Chief Operating Officer and a new President of Development and severance expenses related to the termination of a prior executive.
(4) The amount reflects insurance proceeds net of losses as a result of Hurricane Maria in Puerto Rico in September 2017 and a tornado in Wilkes-Barre, PA, in June 2018:

(in thousands)	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2018
Insurance proceeds, net of casualty related expenses	$(58)	$1,248
Reversal of provision for doubtful accounts on previously reserved balances	142	369
Property rental and tenant reimbursement losses	(81)	(926)
Casualty gain, net	$3	$691

Reconciliation of Net Income to Cash NOI and Same-Property Cash NOI

The following table reflects the reconciliation of net income to cash NOI, same-property cash NOI and same-property cash NOI including properties in redevelopment for the three and nine months ended September 30, 2018 and 2017, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of cash NOI and same-property cash NOI.

	Three Months Ended September 30, 2018		Nine Months Ended September 30, 2018
(Amounts in thousands)	2018	2017	2018	2017
Net income	$26,899	$19,156	$109,712	$88,811
Management and development fee income from non-owned properties	(375)	(369)	(1,064)	(1,199)
Other income	(46)	(38)	(119)	(124)
Depreciation and amortization	21,833	20,976	73,544	60,505
General and administrative expense	9,702	7,025	25,579	22,998
Casualty and impairment loss (gain), net(5)	58	2,170	(1,248)	5,637
Gain on sale of real estate	(2,185)	(202)	(52,625)	(202)
Interest income	(2,388)	(719)	(5,943)	(1,182)
Interest and debt expense	16,756	14,637	48,059	41,379
(Gain) loss on extinguishment of debt	—	—	(2,524)	1,274
Income tax expense	115	318	741	942
Non-cash revenue and expenses	(19,514)	(2,554)	(28,595)	(44,807)
Cash NOI(1)	50,855	60,400	165,517	174,032
Adjustments:
Non-same property cash NOI(1)(2)	(6,627)	(6,807)	(38,027)	(32,149)
Tenant bankruptcy settlement and lease termination income	(27)	(115)	(1,004)	(628)
Natural disaster related operating (gain) loss(3)	(6)	—	172	—
Lease termination payment	9,500	—	15,500	—
Construction rental abatement	164	—	164	—
Environmental remediation costs	—	—	584	—
Same-property cash NOI(6)	$53,859	$53,478	$142,906	$141,255
Cash NOI related to properties being redeveloped(4)	5,441	4,562	15,162	13,871
Same-property cash NOI including properties in redevelopment(6)	$59,300	$58,040	$158,068	$155,126
(1) Cash NOI is calculated as total property revenues less property operating expenses excluding the net effects of non-cash rental income and non-cash ground rent expense but includes bad debt expense.
(2) Non-same property cash NOI includes cash NOI related to properties being redeveloped and properties acquired or disposed.
(3) Amount reflects rental and tenant reimbursement losses, and reversals of provisions for payments received from tenants at Las Catalinas in Puerto Rico and Wilkes-Barre, PA.
(4) The third quarter of 2018 excludes a $0.1 million reversal of provisions for payments received from tenants at Montehiedra. The nine months ended September 30, 2018 excludes $0.6 million of rental and tenant reimbursement losses, partially offset by a $0.2 million reversal of provisions for payments received from tenants at Montehiedra.
(5) The three and nine months ended September 30, 2018 reflect insurance proceeds offset by hurricane-related expenses. The three and nine months ended September 30, 2017 reflect a casualty charge of $2.2 million to write-off the estimated net book value of the fixed assets damaged by Hurricane Maria and the nine months ended September 30, 2017 also include $3.5 million real estate impairment losses recorded as a result of the sale of our property in Eatontown, NJ.
(6) The results for the three and nine months ended September 30, 2018 were negatively impacted by Toys "R" Us store closures. Excluding these amounts, same-property cash NOI would have increased by 2.1% for the quarter and by 1.8% for the nine months ended September 30, 2018, and same-property cash NOI including properties in redevelopment would have increased by 3.7% for the quarter and by 2.6% for the nine months ended September 30, 2018:

	Three Months Ended September 30,		Percent Change	Nine Months Ended September 30,		Percent Change
	2018	2017		2018	2017
Same-property cash NOI	$53,859	$53,478	0.7%	$142,906	$141,255	1.2%
Cash NOI lost due to Toys "R" Us	761	—		865	—
Same-property cash NOI including item above	54,620	53,478	2.1%	143,771	141,255	1.8%
Cash NOI related to properties being redeveloped	5,441	4,562		15,162	13,871
Cash NOI lost due to Toys "R" Us at properties being redeveloped	142	—		200	—
Same-property cash NOI including properties in redevelopment and including item above	$60,203	$58,040	3.7%	$159,133	$155,126	2.6%

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and nine months ended September 30, 2018 and 2017, respectively. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 3 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands)	2018	2017	2018	2017
Net income	$26,899	$19,156	$109,712	$88,811
Depreciation and amortization	21,833	20,976	73,544	60,505
Interest and debt expense	16,756	14,637	48,059	41,379
Income tax expense	115	318	741	942
Gain on sale of real estate	—	—	(50,440)	—
Real estate impairment loss	—	—	—	3,467
EBITDAre	65,603	55,087	181,616	195,104
Adjustments for Adjusted EBITDAre:
Impact of Toys "R" Us, Inc. lease terminations(2)	(6,956)	—	(5,081)	—
Gain on sale of land	(2,185)	(202)	(2,185)	(202)
Tenant bankruptcy settlement income	(27)	(115)	(305)	(628)
Casualty gain, net(1)	(3)	2,170	(691)	2,170
Executive transition costs(3)	1,932	—	1,932	—
Construction rental abatement	164	—	164	—
Environmental remediation costs	—	—	584	—
(Gain) loss on extinguishment of debt	—	—	(2,524)	1,274
Transaction costs	396	95	396	278
Income from acquired leasehold interest	—	—	—	(39,215)
Adjusted EBITDAre	$58,924	$57,035	$173,906	$158,781
(1) Refer to footnote 4 on page 8, Reconciliation of Net Income to FFO and FFO as Adjusted, for the adjustments included in this line item.
(2) Amount for the three months ended September 30, 2018 reflects the write-off of $16.5 million of below-market intangible liabilities, partially offset by a $9.5 million lease termination payment. The amount for the nine months ended September 30, 2018 includes the write-off of $21.6 million of below-market intangible liabilities, partially offset by $15.5 million of lease termination payments and $1.0 million of a provision for doubtful accounts for reserves recorded on straight-line rents.
(3) Amount reflects costs associated with hiring a new Chief Operating Officer and a new President of Development and severance expenses related to the termination of a prior executive.